CVS CAREMARK CORPORATION
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
GRANT DATE: ___________

1.
Pursuant and subject to the provisions of the 2010 Incentive Compensation Plan, as amended (the “ICP”) of CVS Caremark Corporation (the “Company”), on the date set forth above (the “Grant Date”), the Company has awarded and hereby evidences the Performance-Based Restricted Stock (“PBRS”) unit award (the “Award”) to the person named below (the “Participant”), subject to the terms and conditions set forth and incorporated in this PBRS Agreement (the “PBRS Agreement”), the Restricted Stock Units (“RSUs”) set forth below. The ICP is hereby made a part hereof and Participant agrees to be bound by all the provisions of the ICP. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term(s) in the ICP. On the Grant Date specified above, the Fair Market Value (the "FMV") of a share of Stock equals $XX.XX, which is the closing price on such date.

Participant
Employee Number
RSUs (#)

2.	Each RSU represents a right to a future payment of one share (“Share”) of Common Stock ($0.01 par value) of the Company, subject to required tax withholding.

3.
(a)    To the extent dividends are paid on Shares while the RSUs remain outstanding and prior to the Settlement Date (as defined below), subject to Paragraph 5(b), Participant shall be entitled to receive a cash payment in an amount equivalent to the cash dividends with respect to the number of Shares covered by the RSUs; provided, however, that no dividends shall be payable with respect to any RSUs forfeited on or prior to the dividend record date.

(b)    Participant hereby agrees that the Company may withhold from the dividend equivalent amounts referred to in Paragraph 3(a) above amounts sufficient to satisfy the applicable tax withholding in respect of such dividend equivalent payments.

4.
Subject to the terms and conditions of the ICP and this PBRS Agreement, and subject to Participant’s continued employment, Participant shall be entitled to receive (and the Company shall deliver to Participant) the Shares within sixty (60) days following the Vesting Date(s) set forth herein, unless delivery of the Shares has been deferred in accordance with Paragraph 5 below (the date of such delivery of the Shares being hereafter referred to as the “Settlement Date”). Each “Vesting Date,” except as otherwise provided in Paragraph 7, shall be in accordance with the schedule set forth below:

(a)one-third (1/3) of the RSUs on the first anniversary of the Grant Date;

(b)	one-third (1/3) of the RSUs on the second anniversary of the Grant Date; and
(c)    one-third (1/3) of the RSUs on the third anniversary of the Grant Date.

5.
(a)    In accordance with rules promulgated by the Management Planning and Development Committee of the Board of Directors (the “Committee”), Participant, to the extent eligible under the CVS Caremark Deferred Stock Compensation Plan, may elect to defer delivery of Shares in settlement of RSUs covered by this PBRS Agreement. Any such deferred delivery date elected by Participant shall become the Settlement Date for purposes of this PBRS Agreement.

(b)    Notwithstanding Paragraph 3(a), to the extent dividends are paid on such deferred Shares following the Vesting Date and prior to the Settlement Date, Participant shall be entitled to receive a number of additional deferred Shares equal to: (x) the amount of dividend per Share as declared by the Company’s Board of Directors on the Company’s common stock multiplied by (y) the number of deferred Shares held by Participant on the record date of such dividend, divided by (z) the FMV of a Share on such dividend payment date.

6.
Except as may be elected by Participant, on Settlement Date the number of Shares to be delivered by the Company to Participant shall be reduced by the smallest number of Shares having a FMV at least equal to the dollar amount of Federal, state and local tax withholding required to be withheld by the Company with respect to such RSUs on such date. In lieu of having the number of Shares underlying the RSU reduced, Participant may elect to pay the Company for any amounts required to be withheld by the Company in connection with the vesting of the RSUs or delivery of the Shares pursuant to the PBRS Agreement. Such election may be made electronically at any time prior to the Settlement Date of the RSUs.

7.
(a)     Except as provided in Paragraphs 7 (b) – (g) below, if, for any reason, Participant’s employment with the Company and any subsidiary of the Company terminates, all RSUs not then vested in accordance with Paragraph 4 above, shall be immediately forfeited.

(b)In the event Participant’s employment with the Company and any subsidiary of the Company terminates by reason of death, RSUs not then vested in accordance with Paragraph 4 will become immediately vested and Vesting Date shall be the date of death.

(c)    In the event Participant’s employment with the Company and any subsidiary of the Company terminates by reason of a “Qualified Retirement”, RSUs not yet vested in accordance with Section 4 will become immediately vested. The Vesting Date shall be the effective date of the Participant’s termination of employment. “Qualified Retirement” shall mean a Participant’s termination of his or her employment after attainment of age fifty-five (55) with at least ten (10) years of continuous service, or attainment of age sixty (60) with at least five (5) years of continuous service, provided that:  (i) if Participant elects to terminate his or her employment voluntarily, Participant has provided the Company with at least twelve (12) months advance notice of the date of his or her termination of employment or such other term of advance notice as is determined by the Chief Human Resources Officer of the Company; or (ii) if the Company elects to terminate Participant’s employment, such termination is without cause.  In the event Participant’s termination of employment qualifies as a Qualified Retirement and Participant also enters into a severance agreement with the Company, the terms of this Section 7(c) shall apply.

(d)    In the event Participant’s employment with the Company and any subsidiary of the Company terminates by reason of total and permanent disability (as defined in the Company’s Long-Term Disability Plan, or, if not defined in such Plan, as defined by the Social Security Administration), the RSUs shall vest on a pro rata basis as follows: the total number of RSUs vesting as of the termination date, which is the last day that the Participant is employed by the Company or any subsidiary of the Company shall be equal to (i) the number of RSUs granted on the Grant Date multiplied by the following fraction: (A) the numerator shall be the whole number of months elapsed as of the termination date since the Grant Date and (B) the denominator shall be thirty-six (36) minus (ii) the number of RSUs that had vested prior to the termination date. For purposes of this calculation, the number of months in the numerator in sub-section (A) above shall include any partial month in which Participant has worked. For example, if the time elapsed between the Grant Date and the termination date is eight months and five days, the numerator in sub-section (A) above shall be nine. The Vesting Date shall be the effective date of the Participant’s termination of employment.

(e)    In the event Participant’s employment with the Company and any subsidiary of the Company terminates and Participant receives severance pay, RSUs not vested at the time of termination of employment but scheduled to vest during the severance period shall continue to vest during the severance period set forth in the agreement setting forth the severance pay in accordance with the schedule set forth in Section 4 of this PBRS Agreement. All RSUs not scheduled to vest during the specified severance period shall be forfeited on the employment termination date. During any severance period, Participant is eligible to receive dividend equivalents on outstanding RSUs as described in Paragraph 3(a) above.

(f)    Notwithstanding the above, (i) the provisions of Section 10 of the ICP shall apply in the event of a Change in Control (as defined in such Section 10) and (ii) the provisions of Section 7(e)(iv) of the ICP shall apply.

(g)    For purposes of this Section 7, transfer of Participant’s employment from the Company to a subsidiary of the Company, transfer among or between subsidiaries, or transfer from a subsidiary to the Company shall not be treated as termination of employment.

8.
An RSU does not represent an equity interest in the Company and carries no voting rights. Participant shall have no rights of a shareholder with respect to the RSUs until the Shares have been delivered to Participant.

9.
Neither the execution and delivery hereof nor the granting of the award evidenced hereby shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ Participant for any specific period.

10.
Any notice required to be given hereunder to the Company shall be in writing addressed to: CVS Caremark Corporation, Senior Vice President, Compensation & Benefits, One CVS Drive, Woonsocket, RI 02895. Any notice required to be given hereunder to Participant shall be addressed to such Participant at the address shown on the records of the Company, subject to the right of either party hereafter to designate, in writing, to the other, some other address.

11.
All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the ICP shall be binding and conclusive on all persons. In the event of any inconsistency between the terms hereof and the provisions of the ICP, the ICP shall govern.

12.
By accepting this Award, Participant acknowledges that a copy of the ICP has been made available for the Participant’s reference, and agrees to be bound by the terms and conditions set forth in this Agreement and the ICP as in effect from time to time.

13.
By accepting this Award, Participant further acknowledges that the Federal securities laws and/or Company’s policies regarding trading in its securities may limit or restrict Participant’s right to buy or sell Shares, including without limitation, sales of Shares acquired in connection with RSUs. Participant agrees to comply with such Federal securities law requirements and Company policies as such laws and policies may be amended from time to time.

14.
The company intends that this Agreement not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and the regulations and guidance thereunder (collectively, “Section 409A”) and that to the extent any provisions of this PBRS Agreement do not comply with Section 409A the Company will make such changes as it deems reasonable in order to comply with Section 409A. In all events, the provisions of CVS Caremark Corporation’s 409A Universal Definitions Document are hereby incorporated by reference and, notwithstanding any other provision of the Plan or this PBRS Agreement to the contrary, to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, payment of any amounts subject to Section 409A shall be delayed until the first business day of the seventh month immediately following the date of termination of employment. For purposes of any provision of this PBRS Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to the “termination of employment” (and corollary terms) shall be construed to refer to “separation from service” as determined under Section 409A.

15. The Award subject to this PBRS Agreement under the Plan and ICP shall be subject to the terms of the Company’s Recoupment Policy as it exists from time to time, which may require the Participant to immediately repay to the Company the value of any pre-tax economic benefit that he or she may derive from the Award. By accepting this Award, Participant acknowledges that the Company’s Recoupment Policy has been made available for Participant’s reference.

16. This Agreement shall be governed by the laws of Delaware, without giving effect to its choice of law provisions.

17.	This Agreement shall be fully effective only upon the Participant’s formal acceptance of the terms and conditions set forth above as required by the Company.

By: s/ Lisa G. Bisaccia
Senior Vice President, Chief Human Resources Officer
CVS Caremark Corporation

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